UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

May 3, 2006
Date of Report (Date of earliest event reported)

MECHANICAL TECHNOLOGY INCORPORATED
(Exact name of registrant as specified in its chapter)

NEW YORK	0-6890	14-1462255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 NEW KARNER ROAD, ALBANY, NEW YORK 12205 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (518) 533-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 1.01. Entry into a Material Definitive Agreement

Effective May 3, 2006, Dr. Shimshon Gottesfeld, 65, Vice President and Chief Technology Officer (CTO) of MTI MicroFuel Cells Inc. ("MTI Micro" or the "Company"), a majority-owned subsidiary of Mechanical Technology Incorporated (MTI), will transition from Vice President and CTO to Senior Technical Advisor to MTI Micro in preparation for retirement. Dr. Gottesfeld will serve as Senior Technical Advisor to MTI Micro for a period of 18 months until November 2, 2007, after which he will retire and his employment with the Company will terminate.

Dr. Gottesfeld had an employment agreement with MTI Micro effective March 4, 2004, for a 3 year term expiring on March 4, 2007, that provided 1) a base annual salary of $250,000; 2) he would receive 100% of his base salary for 6 months if he was terminated without cause or if he left employment for certain reasons as defined in the agreement.

Effective May 3, 2006, Dr. Gottesfeld entered into a new employment agreement with MTI Micro that replaces the agreement dated March 4, 2004 and provides 1) a base annual salary of $125,000 during his 18-month term as Senior Technical Advisor; 2) a bonus equal to $20,000 to be paid in MTI Common Stock if a qualified deal as defined in the agreement is closed on, or before 6 months after, the commencement date of the new employment agreement; 3) that MTI stock options will continue to vest and any remaining unvested MTI stock options will automatically vest upon the termination of his employment at the end of his role as Senior Technical Advisor; and 4) certain other benefits.

The foregoing description of the new employment agreement does not purport to be complete and is qualified in its entirety by reference to the new employment agreement, which is filed as Exhibit 10.138 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

On May 4, 2006, MTI MicroFuel Cells Inc. ("MTI Micro"), a majority-owned subsidiary of Mechanical Technology Incorporated, issued a press release announcing Shimshon Gottesfeld's transition to Senior Technical Advisor. The full text of MTI Micro's press release is furnished as Exhibit 99.1 hereto.

(c) Exhibits.

Exhibit No.	Description
10.138	Employment Agreement dated May 3, 2006 between Shimshon Gottesfeld and MTI MicroFuel Cells Inc.
99.1	Press release of MTI MicroFuel Cells Inc. issued on May 4, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MECHANICAL TECHNOLOGY INCORPORATED

Date: May 4, 2006	By: /S/ CYNTHIA A. SCHEUER Name: Cynthia A. Scheuer
Title: Vice President, Chief Financial Officer and Secretary